Exhibit 5.1

[ROPES & GRAY LLP LETTERHEAD]

October 27, 2003

Genome Therapeutics Corp.

100 Beaver Street

Waltham, MA

Ladies and Gentlemen:

Re: Genome Therapeutics Corp.

This opinion is furnished to you in connection with a registration statement on Form S-3 (the “Registration Statement”), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 7,830,000 shares of common stock, $0.10 par value (“Common Stock”), of Genome Therapeutics Corp., a Massachusetts corporation (the “Company”). The shares consist of 5,220,000 shares of the Common Stock (the “Shares”) and 2,610,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”), purchased pursuant to Subscription Agreements dated September 29, 2003 and October 15, 2003 between the Company and the investors named therein. The Shares and the Warrant Shares are being registered to permit the secondary trading of such securities by the holders thereof from time to time after the effective date of the Registration Statement.

We have acted as counsel for the Company in connection with its issuance and sale of the Shares and the Warrants and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon a signed copy of the Registration Statement and such other documents, records, certificates and instruments as we have deemed necessary.

The opinions expressed below are limited to matters governed by the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable and that the Warrant Shares are duly authorized and, when the Warrant Shares have been issued in accordance with the terms of the Warrants, including without limitation when the Company has received the consideration in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters”.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares and the Warrant Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP